EXHIBIT 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:    Ian Bailey or Michael Sheehan

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS FOURTH QUARTER EARNINGS AND

PROVIDES AN UPDATE ON THE “WAVE” PERIOD

MIAMI – January 29, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced its earnings for the fourth quarter and full year of 2008.

Key Highlights

•	Fourth quarter 2008 net income was $1.5 million, or $0.01 per share, compared to $70.8 million, or $0.33 per share in 2007. For the full year 2008, net income was $573.7 million, or $2.68 per share.
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As previously described, bookings began to suffer a substantial downturn in September resulting in a Net Yield decline of 5.9% for the quarter. This is lower than the company’s previous guidance of down 4% - 5% due to foreign currency changes during the quarter.

•	During the quarter, substantial cost containment and other actions largely offset higher than anticipated fuel and insurance expenses.
•	Fuel expense was higher than the company’s last calculations mainly due to higher at-the-pump pricing than anticipated.
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Looking forward, the revenue outlook for 2009 remains weak. Both ticket sales and onboard revenue have been impacted by the general economic conditions. It has required substantial discounts to generate the requisite volume and consumers are making their vacation decisions later than previously.

•	Increased cost containment programs are expected to result in a 5% - 7% decline in Net Cruise Costs per APCD excluding fuel in 2009.
•	The company expects Net Yields for 2009 will be down 9% - 13% from 2008 and that EPS will be in a range around $1.40 per share.

•	Early indications from the “WAVE Period” are encouraging and suggest that the booking situation may have begun to stabilize although pricing remains extremely challenging.

“The fourth quarter was an extremely difficult operating environment and we expect even more challenges in 2009,” said Richard D. Fain, chairman and chief executive officer. “Nevertheless, I am pleased by our success in reducing costs without compromising the guest experience. Although the WAVE Period has only just started, we are encouraged by what we have seen so far; pricing is still very difficult, but booking patterns have begun to stabilize.”

Fourth Quarter 2008 Results

Royal Caribbean Cruises Ltd. today announced net income for the fourth quarter 2008 of $1.5 million, or $0.01 per share, compared to net income of $70.8 million, or $0.33 per share, in 2007.

Revenues were $1.5 billion, the same as in 2007. Net Yields decreased 5.9% from the prior year. The overall revenue environment was in-line with previous guidance but foreign currency weakness negatively impacted this by about 2 percentage points.

The company experienced higher than anticipated fuel and insurance expenses during the quarter, but was able to significantly offset these items through cost containment and other initiatives. Net Cruise Costs per APCD increased 0.3%, and Net Cruise Costs excluding fuel per APCD decreased 1.7%.

Selling, general and administrative expense decreased 12.6% per APCD as a result of cost control initiatives.

Included in the fourth quarter results is a $13.3 million P&I insurance club call related to group claims from 2006-2008. Absent this insurance call, Net Cruise Costs excluding fuel per APCD decreased 3.6%, significantly better than the company’s previous guidance of down approximately 1%.

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Fuel cost per metric ton for the fourth quarter increased 11% to $565 versus 2007. This resulted in fuel expenses of $36.1 million, or $0.17 per share higher than the company’s previous fourth quarter calculation. Most significantly, while crude oil prices followed an erratic downward trend during the quarter, at-the-pump pricing lagged crude oil, resulting in higher than expected pricing at-the-pump. In addition, certain issues relating to weather and vessel operations contributed to the difference. While such factors are not always predictable, the company has made adjustments for these items in its 2009 fuel calculation.

Full Year 2008 Results

Net income for the full year 2008 was $573.7 million, or $2.68 per share, compared to net income of $603.4 million, or $2.82 per share, for the full year 2007. Revenues for the full year 2008 increased to $6.5 billion from revenues of $6.1 billion for the full year 2007. Fuel costs per metric ton increased 30% to $592 for the full year. The fuel expense increase for the year would have been higher if not for a 3.3% consumption improvement per APCD that the company was able to achieve.

Revenue Environment

The demand environment has remained weak over the last few months, although booking volumes have been successfully stimulated through aggressive pricing actions. “The start of the WAVE period has produced booking volumes consistent with last year, albeit at significantly lower prices,” said Brian Rice, executive vice president and chief financial officer.

The company also commented that the booking window has seen significant compression and load factors are lagging behind levels achieved the last few years. Because of the contracted booking window, the company provided a widened range of yield guidance for 2009. Net Yields are currently expected to decrease between 9% - 13% for the full year and 14% - 16% for the first quarter. These projections include the lost revenue from the fuel supplements that the company recently refunded.

“We recognize this will be a very challenging year and do not expect any quick turnarounds in our pricing,” Rice continued. “Consumers are certainly delaying their purchase decisions, but as they get closer to their vacations, they appreciate a great value and are buying cruises.”

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The company also disclosed that its core Caribbean products are seeing stronger demand than its premium seasonal products such as Europe and Alaska. Onboard revenue, which until the fourth quarter of 2008 had remained resilient, has also been reduced in the company’s guidance.

The company continues to successfully expand the proportion of its business that comes from outside the United States, which also makes currency issues more relevant to the company’s results.

Expense Guidance

The Net Cruise Costs excluding bunker per APCD guidance of down 5% – 7% that the company is providing today is significantly better than its previously announced 2009 expense targets. In addition to the $125 million of general and administrative expense reductions that were announced in July, a number of new initiatives including targeting vendor synergies and the capturing of deflationary opportunities have been implemented.

Fuel Expense

The company does not forecast fuel prices and its cost calculation for fuel is based on current at-the-pump prices net of any hedging impacts. Based on today’s fuel prices, the company has included $580 million in fuel expenses in its full year 2009 guidance. This figure is $55 million, or $0.26 per share, lower than its previous calculation. The company is currently 58% hedged for the first quarter of 2009 and 47% hedged for the full year.

Earnings Guidance

The level of volatility in commodity prices, exchange rates and other economic factors makes forecasting even more difficult than usual. Accordingly, the range of outcomes is broader than usual and instead of providing a larger range, the company is providing a single mid-point figure.

On the basis of the factors and assumptions described above, the company expects 2009 earnings per share of approximately $1.40.

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	First Quarter 2009	Full Year 2009
Fuel Consumption	300,000 mt	1,265,000 mt
Fuel Expenses	$165 Million	$580 Million
Percent Hedged (forward consumption)	58%	47%
Impact of $10 Change in WTI/Barrel	$8 Million	$46 Million

As noted previously, historically the company’s price at-the-pump has correlated well with WTI, but over the past few quarters fluctuations in this relationship have caused volatility in these estimations.

Guidance Summary

The company provided the following estimates for the first quarter and full year 2009. Except for earnings per share, all estimates are as compared to the first quarter and full year 2008, respectively.

	First Quarter 2009	Full Year 2009
Earnings Per Share	($0.30) – ($0.35)	Around $1.40
Capacity	6.9%	6.7%
Net Yields	(14%) - (16%)	(9%) - (13%)
Net Cruise Costs per APCD	(4%) - (6%)	(7%) - (9%)
Net Cruise Costs per APCD, excluding Fuel	(5%) - (7%)	(5%) - (7%)
Depreciation and Amortization	$135 to $140 Million	$543 to $563 Million
Interest Expense	$77 to $81 Million	$320 to $340 Million

In summarizing the company’s outlook Fain added, “Obviously, we are very disappointed at the outlook for 2009, but we are confident that with continued focus on our product delivery and cost control, combined with the steps we have taken to strengthen our liquidity and finance our order book, we are well positioned to weather these tough economic conditions and prosper when the recovery begins.”

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Liquidity and Financing Arrangements

As of December 31, 2008, liquidity was $1.0 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility. The company’s liquidity is consistent with historical levels for the end of the year.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2009, 2010, 2011 and 2012, estimates are $2.1 billion, $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Projected capacity increases for the same four years are estimated at 6.7%, 12.9%, 7.1%, and 3.0%, respectively.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a

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manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

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Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 38 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.

Certain statements in this news release are forward-looking statements. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to help identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: general economic and business conditions, vacation industry competition and changes in industry capacity and overcapacity, the impact of tax and environmental laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, the impact of emergency ship repairs, including the related lost revenue, the impact of problems encountered at shipyards, including industrial actions, shipyard insolvency or financial difficulties, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, fears of terrorist attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the availability under our unsecured revolving credit facility, cash flows from operations and our ability to obtain new borrowings and raise new capital on terms that are favorable or consistent with our expectations to fund operations, debt payment requirements, capital expenditures and other commitments, the impact of a prolonged economic downturn on the demand for cruises, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Passenger ticket revenues	$1,054,088	$1,066,799	$4,730,289	$4,427,384
Onboard and other revenues	402,189	424,296	1,802,236	1,721,755
Total revenues	1,456,277	1,491,095	6,532,525	6,149,139
Cruise operating expenses
Commissions, transportation and other	274,003	279,237	1,192,316	1,124,022
Onboard and other	94,405	88,845	458,385	405,637
Payroll and related	169,870	151,395	657,721	584,081
Food	87,090	86,952	342,620	322,996
Fuel	182,200	161,959	722,007	546,029
Other operating	267,252	257,196	1,030,617	998,933
Total cruise operating expenses	1,074,820	1,025,584	4,403,666	3,981,698
Marketing, selling and administrative expenses	183,918	204,492	776,522	783,040
Depreciation and amortization expenses	133,980	123,045	520,353	483,066
Operating Income	63,559	137,974	831,984	901,335

Other income (expense)
Interest income	2,973	3,370	14,116	20,025
Interest expense, net of interest capitalized	(87,718)	(82,518)	(327,312)	(333,784)
Other income	22,665	12,008	54,934	15,829
	(62,080)	(67,140)	(258,262)	(297,930)
Net Income	$1,479	$70,834	$573,722	$603,405

Earnings Per Share:
Basic	$0.01	$0.33	$2.69	$2.84
Diluted	$0.01	$0.33	$2.68	$2.82

Weighted-Average Shares Outstanding:
Basic	213,575	213,129	213,477	212,784
Diluted	213,789	214,477	214,195	214,255

STATISTICS

	Quarter Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Occupancy	101.7%	103.8%	104.5%	105.7%

Passenger Cruise Days	6,938,413	6,882,776	27,657,578	26,594,515

APCD	6,823,470	6,628,881	26,463,637	25,155,768

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$402,878	$230,784
Trade and other receivables, net	271,287	313,640
Inventories	96,077	96,813
Prepaid expenses and other assets	125,160	137,662
Derivative Financial Instruments	81,935	213,892
Total current assets	977,337	992,791
Property and equipment, net	13,878,998	12,253,784
Goodwill	779,246	797,791
Other assets	827,729	937,915
	$16,463,310	$14,982,281

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$471,893	$351,725
Accounts payable	245,225	222,895
Accrued interest	128,879	132,450
Accrued expenses and other liabilities	687,369	401,224
Customer deposits	968,520	1,084,359
Hedged firm commitments	172,339	146,642
Total current liabilities	2,674,225	2,339,295
Long-term debt	6,539,510	5,346,547
Other long-term liabilities	443,728	539,096

Commitments and contingencies

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none
outstanding, December 31, 2008 and December 31, 2007)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
223,899,076 and 223,509,136 shares issued, December 31, 2008 and December 31, 2007, respectively)	2,239	2,235
Paid-in capital	2,952,540	2,942,935
Retained earnings	4,592,529	4,114,877
Accumulated other comprehensive (loss) income	(317,101)	120,955
Treasury stock (11,076,701 and 11,026,271 common shares at cost, December 31, 2008 and December 31, 2007, respectively)	(424,360)	(423,659)
Total shareholders’ equity	6,805,847	6,757,343
	$16,463,310	$14,982,281

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ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Year Ended December 31,
	2008	2007
	(unaudited)
Operating Activities
Net income	$573,722	$603,405
Adjustments:
Depreciation and amortization	520,353	483,066
Accretion of original issue discount on debt	1,750	1,810
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	28,150	(122,682)
Increase in inventories	(140)	(19,424)
Decrease (increase) in prepaid expenses and other assets	12,884	(37,650)
Increase in accounts payable	22,322	23,398
(Decrease) increase in accrued interest	(3,571)	78,160
Increase in accrued expenses and other liabilities	39,766	72,035
(Decrease) increase in customer deposits	(118,541)	184,713
Other, net	(5,440)	1,863
Net cash provided by operating activities	1,071,255	1,268,694

Investing Activities
Purchases of property and equipment	(2,223,534)	(1,317,381)
Repayment of notes from TUI Travel	-	100,000
Cash received on settlement of derivative financial instruments	269,815	59,392
Loans and equity contributions to unconsolidated affiliates	(52,323)	-
Proceeds from sale of investment in Island Cruises	51,400	-
Other, net	(22,607)	(12,569)
Net cash used in investing activities	(1,977,249)	(1,170,558)

Financing Activities
Proceeds from issuance of debt	2,223,402	1,934,979
Debt issuance costs	(23,872)	(10,146)
Repayments of debt	(987,547)	(1,805,798)
Dividends paid	(128,045)	(98,298)
Proceeds from exercise of common stock options	3,817	19,632
Other, net	(4,369)	(3,758)
Net cash provided by financing activities	1,083,386	36,611

Effect of exchange rate changes on cash	(5,298)	(8,483)

Net increase in cash and cash equivalents	172,094	126,264
Cash and cash equivalents at beginning of period	230,784	104,520
Cash and cash equivalents at end of period	$402,878	$230,784

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$321,206	$285,206

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ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Passenger ticket revenues	$1,054,088	$1,066,799	$4,730,289	$4,427,384
Onboard and other revenues	402,189	424,296	1,802,236	1,721,755
Total revenues	1,456,277	1,491,095	6,532,525	6,149,139
Less:
Commissions, transportation and other	274,003	279,237	1,192,316	1,124,022
Onboard and other	94,405	88,845	458,385	405,637
Net revenues	$1,087,869	$1,123,013	$4,881,824	$4,619,480

APCD	6,823,470	6,628,881	26,463,637	25,155,768
Gross Yields	$213.42	$224.94	$246.85	$244.44
Net Yields	$159.43	$169.41	$184.47	$183.64

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended December 31,		Year Ended December 31,

	2008	2007	2008	2007

Total cruise operating expenses	$1,074,820	$1,025,584	$4,403,666	$3,981,698
Marketing, selling and administrative expenses	183,918	204,492	776,522	783,040
Gross Cruise Costs	1,258,738	1,230,076	5,180,188	4,764,738
Less:
Commissions, transportation and other	274,003	279,237	1,192,316	1,124,022
Onboard and other	94,405	88,845	458,385	405,637
Net Cruise Costs	$890,330	$861,994	$3,529,487	$3,235,079

APCD	6,823,470	6,628,881	26,463,637	25,155,768
Gross Cruise Costs per APCD	$184.47	$185.56	$195.75	$189.41
Net Cruise Costs per APCD	$130.48	$130.04	$133.37	$128.60

Net Debt-to-Capital was calculated as follows (in thousands):

	As of December 31,
	2008	2007
Long-term debt, net of current portion	$6,539,510	$5,346,547
Current portion of long-term debt	471,893	351,725
Total debt	7,011,403	5,698,272
Less: Cash and cash equivalents	402,878	230,784
Net Debt	$6,608,525	$5,467,488

Total shareholders’ equity	$6,805,847	$6,757,343
Total debt	7,011,403	5,698,272
Total debt and shareholders’ equity	13,817,250	12,455,615
Debt-to-Capital	50.7%	45.7%
Net Debt	6,608,525	5,467,488
Net Debt and shareholders’ equity	$13,414,372	$12,224,831
Net Debt-to-Capital	49.3%	44.7%

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